GUARANTEED MINIMUM INCOME BENEFIT ("GMIB") RIDER
                       (ALSO KNOWN AS THE LIVING BENEFIT)


This rider is part of your [Contract/Certificate], and the same definitions apply to the capitalized terms used herein. The benefit described in this rider is subject to all the terms contained in your [Contract/Certificate], except as modified below. In this rider, "we", "our", and "us" means AXA Equitable Life Insurance Company and "you" and "your" means the Owner.

THIS RIDER'S BENEFIT

      On the Transaction Date that you exercise the Guaranteed Minimum Income Benefit (GMIB), the annual lifetime income that will be provided under the fixed payout option selected will be the greater of (i) the GMIB, and (ii) the amount of income that would be provided by application of the Annuity Account Value as of the Transaction Date at our then current annuity purchase factors for the same payout option. The GMIB benefit base, as defined below, is applied to guaranteed minimum annuity purchase factors to determine the GMIB. The guaranteed minimum annuity purchase factors are shown in the attached table.

      You may apply amounts during the period of time indicated below to receive a minimum amount of guaranteed lifetime income under either (i) our Life Annuity payout option or (ii) our Life Annuity with a Period Certain payout option. Other options may be available at the time of exercise. The Life Annuity payout option provides fixed annuity payments while the Annuitant is living. Payments end with the last payment made before the Annuitant's death. The Life Annuity payout option is also available on a joint and survivor basis.

      This rider does not provide a Cash Value or any minimum account value.

      [APPLICABLE FOR [CONTRACTS/CERTIFICATES] ISSUED IN THE QP, TSA AND IRA MARKETS]
      [The Life Annuity with a Period Certain payout option provides payment during a period certain with payments continuing for life thereafter. The period certain is based on the Annuitant's age at the time the Life Annuity with a Period Certain payout option is elected. The period certain is 10 years for Annuitants' age 60 through 75; 9 years for age 76; 8 years for age 77; 7 years for ages 78 through 83; 6 years for age 84; and 5 years for age 85. The Life Annuity with a Period Certain payout option is also available on a joint and survivor basis.]

      [APPLICABLE FOR [CONTRACTS/CERTIFICATES] ISSUED IN THE NQ MARKETS]
      [The Life Annuity with a Period Certain payout option provides payment during a period certain with payments continuing for life thereafter. The period certain is based on the Annuitant's age at the time the Life Annuity with a Period Certain payout option is elected. The period certain is 10 years for Annuitants' age 60 through 80; 9 years for age 81; 8 years for age 82; 7 years for age 83; 6 years for age 84; and 5 years for age
      85. The Life Annuity with a Period Certain payout option is also available on a joint and survivor basis.]

CONDITIONS OF THIS RIDER

      [Contracts/Certificates] issued in the Tax Sheltered Annuity and Qualified Plan markets must convert to a traditional IRA [Contract/Certificate] to exercise the GMIB unless GMIB is automatically exercised as described below in "GMIB No Lapse Guarantee."

      [APPLICABLE FOR ANNUITANT ISSUE AGES 20 THROUGH 44]
      The GMIB may be exercised only within 30 days following each Contract Date Anniversary beginning with the [15th] or later Contract Date Anniversary under this [Contract/Certificate]. However, it may not be exercised later than the Contract Date Anniversary following the Annuitant's [85th] birthday.

      [APPLICABLE FOR ANNUITANT ISSUE AGES 45 THROUGH 49]
      The GMIB may be exercised only within 30 days following each Contract Date Anniversary on or after the Annuitant's [60th] birthday. However, it may not be exercised later than the Contract Date Anniversary following the Annuitant's [85th] birthday.



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




      [APPLICABLE FOR ANNUITANT ISSUE AGES 50 THROUGH 75]
      The GMIB may be exercised only within 30 days following each Contract Date Anniversary beginning with the [10th] or later Contract Date Anniversary under this [Contract/Certificate]. However, it may not be exercised later than the Contract Date Anniversary following the Annuitant's [85th] birthday.

      You will begin receiving [annual] payments [12] months after the GMIB supplementary contract is issued which reflects the terms of this benefit.

      GUARANTEED MINIMUM INCOME BENEFIT BASE - On the Contract Date, your [6%] Roll Up to Age [85] and Annual Ratchet to Age [85] benefit bases are both equal to your initial Contribution [plus any Credit]. Thereafter, both benefit bases are adjusted for any subsequent Contributions, [Credits] and withdrawals and your GMIB benefit base is equal to the greater of your [6%] Roll up to Age [85] or Annual Ratchet to Age [85] benefit base.

      [6%] ROLL UP TO AGE [85]
      Your [6%] Roll up to Age [85] benefit base is credited each day with interest at an annual effective rate of [6%] ([3%] for amounts in the [EQ/Money Market Fund, EQ/Alliance Intermediate Government Securities Fund, EQ/Short Duration, Fixed Maturity Options [APPLICABLE IF THE GPB OPTION 2 IS ELECTED] [and Special Ten Year FMO], , Guaranteed Interest Account and the loan reserve account (if applicable) through the Contract Date Anniversary following the Annuitant's [85th] birthday (or the Annuitant's death, if earlier), and 0% thereafter. [The Guaranteed Minimum Income Benefit interest rate applicable during the period selected for the Special Dollar Cost Averaging Account, if applicable, will be [6%] and for the Money Market Fund (12 Month) Dollar Cost Averaging Account, if applicable, will be [6%].]

      ANNUAL RATCHET TO AGE [85]
      For the Annual Ratchet to Age [85] benefit base, on each Contract Date Anniversary up to the Contract Date Anniversary following the Annuitant's [85th] birthday, if the Annuity Account Value is greater than the current Annual Ratchet to Age [85] benefit base, the Annual Ratchet to Age [85] benefit base is reset to equal the Annuity Account Value.

EFFECT OF WITHDRAWALS
NOTE TO REGULATOR: THERE ARE THREE ALTERNATIVES FOR ADJUSTING THE GMIB BENEFIT BASE FOR WITHDRAWALS. THEY ARE REFERENCED BELOW AS OPTION 1, 2 AND 3. ALL ADJUSTMENTS ARE DETERMINED ON A CONTRACT YEAR BASIS. THE ONE OPTION WE IMPLEMENT WILL BE REFLECTED IN THIS RIDER AS ISSUED AND WILL NOT CHANGE FOR AN ANNUITANT ONCE ISSUED.

      OPTION 1  (DOLLAR FOR DOLLAR ADJUSTMENT ON [6]% OF WITHDRAWALS AND
      ------------------------------------------------------------------
      PRO-RATA THEREAFTER FOR BOTH GMIB BENEFIT BASES):
      -------------------------------------------------

      [The [6%] Roll Up to Age [85] and the Annual Ratchet to Age [85] benefit bases will each be reduced by withdrawals. The reduction is determined separately for each benefit base. The reduction of the benefit base is on a dollar-for-dollar basis as long as the sum of your withdrawals in that Contract Year is [6%] or less of the respective benefit base as of the beginning of the Contract Year. Once a withdrawal is made that causes cumulative withdrawals in a Contract Year to exceed [6%] of the respective benefit base as of the beginning of the Contract Year, that entire withdrawal and any subsequent withdrawals in that Contract Year will cause a pro rata reduction of the respective benefit base. (Because your benefit bases may differ from each other, the same withdrawal may produce a pro rata adjustment in one benefit base and not in the other benefit base.)]

      OPTION 2 FOR 6% ROLL-UP GMIB BENEFIT BASE ONLY: Dollar for Dollar
      ------------------------------------------------------------------
      Adjustment on [6]% of Withdrawals, and Pro-rata thereafter; FOR ANNUAL
      ----------------------------------------------------------------------
      RATCHET GMIB BENEFIT BASE ONLY: Pro-rata adjustment)
      ---------------------------------------------------

      [The [6%] Roll Up to Age [85] and the Annual Ratchet to Age [85] benefit bases will each be reduced by withdrawals. The reduction is determined separately for each benefit base. The Annual Ratchet to Age [85] benefit base will be reduced pro rata by all withdrawals. The reduction of the Roll Up to Age [85] benefit base is on a dollar-for-dollar basis as long as the sum of your withdrawals in that Contract Year is [6%] or less of





2003GMIB(rev1105)NLG                    2
      the [6%] Roll Up to Age [85] benefit base as of the beginning of the Contract Year. Once a withdrawal is made that causes cumulative withdrawals in a Contract Year to exceed [6%] of the benefit base as of the beginning of the Contract Year, that entire withdrawal and any subsequent withdrawals in that Contract Year will cause a pro rata reduction of the Roll Up to Age [85] benefit base.]

      OPTION 3 (PRO-RATA ADJUSTMENT OF WITHDRAWALS FOR BOTH GMIB BENEFIT BASES):
      -------------------------------------------------------------------------

      [The [6%] Roll up to Age [85] and the Annual Ratchet to Age [85] benefit bases will each be reduced pro rata by withdrawals. The reduction is determined separately for each benefit base.]

      A pro rata reduction is determined as follows:
      1) Divide the amount of your withdrawal by your Annuity Account Value immediately preceding the withdrawal;
      2) Multiply the fraction calculated in (1) by the amount of your benefit base immediately preceding the withdrawal. This is the amount of the pro rata reduction.

      The GMIB benefit base will also be reduced by any withdrawal charge remaining on the Transaction Date that the Owner exercises the GMIB. The amount of the charge is a withdrawal that will reduce the GMIB benefit base as described above.

      The GMIB benefit base does not create an Annuity Account Value or a Cash Value and is used solely for purposes of calculating the GMIB.

 [FOR NQ, IRA AND TSA MARKET SEGMENTS ONLY]
 [SPECIAL RULES FOR SUCCESSOR OWNER/ANNUITANT

      If the Owner/Annuitant dies and the surviving spouse (who is the joint owner or the sole primary beneficiary) elects to become Successor Owner/Annuitant (SOA) and is age [84] or younger, the GMIB crediting continues until the Contract Date Anniversary following the SOA's [85th] birthday unless (i) on the date of the original Owner/Annuitant's death, the SOA was age [85] or older or the SOA will become [85] prior to the end of the original Owner/Annuitant's waiting period under "Conditions of this Rider," above, or (ii) at the time of death, the original Owner/Annuitant had attained age [85] and GMIB crediting had stopped or the [Contract/Certificate] was past the last possible GMIB exercise date.

      If GMIB crediting is continued under the preceding paragraph, then the Annuitant age for determining when GMIB may be exercised under "Conditions of this Rider," above, is based on the SOA's age as of (i) the date of the original Owner/Annuitant's death and (ii) the Contract Date (with respect to the waiting period under "Conditions of this Rider," above). Determination of the Contract Date Anniversary is not affected by the death of the original Owner/Annuitant.

      If GMIB crediting is not continued as described above, the GMIB feature and GMIB charge terminate upon the death of the original Owner/Annuitant and are not reinstated for the SOA.]


GMIB NO LAPSE GUARANTEE:

APPLICABLE TO NQ, IRA AND QP MARKETS ONLY:

[If your Annuity Account Value falls to zero before the Contract Date Anniversary following the Annuitant's [85th] birthday while this [Contract/Certificate] is in force and there have been no withdrawals from your [Contract/Certificate] other than as described below under "Conditions of the GMIB No Lapse Guarantee," then your GMIB will be exercised automatically on the Transaction Date that the Annuity Account Value falls to zero. The annual lifetime income that will be provided under GMIB will be based on the Annuitant's age and the value of the GMIB Benefit Base on the Transaction Date that the Annuity Account Value falls to zero, notwithstanding any waiting period described above in "Conditions of this Rider". Annual GMIB payments will be based on a single life annuity with a ten year period certain and begin one calendar year after the Transaction Date that the Annuity Account Value falls to zero. You may notify us in writing, within 30 days of your receipt of notice from us stating



2003GMIB(rev1105)NLG                    3
that the Transaction Date that your Annuity Account Value has fallens to zero, if you wish to change the frequency of payments.]

         APPLICABLE TO TSA MARKET ONLY:

         [If your Annuity Account Value falls to zero while you are eligible to take distributions from the [Contract/Certificate] and before the Contract Date Anniversary following the Annuitant's [85th] birthday, due to the conditions described below, GMIB will be exercised as of the Transaction Date that the Annuity Account Value falls to zero. The annual lifetime income that will be provided under GMIB will be based on the Annuitant's age and the value of the GMIB Benefit Base on the Transaction Date that the Annuity Account Value falls to zero, notwithstanding any waiting period described above in "Conditions of this Rider. You may notify us in writing regarding your choice of the form of annuity we are then offering for GMIB exercise.]

Conditions of the GMIB No Lapse Guarantee:

The No Lapse Guarantee described above applies only if there are no withdrawals from your [Contract/Certificate] other than:

(i) Withdrawals due to "Charges Deducted from Annuity Account Value" as described in Section 8.02, and

(ii) Withdrawals during a Contract Year that, in aggregate, do not exceed [6%] of the beginning of Contract Year [6%] Rollup to Age [85] GMIB Benefit Base.

Any withdrawal in excess of the above will cause the GMIB No Lapse Guarantee to terminate irrevocably. Termination of the No Lapse Guarantee provision does not cause termination of the other provisions of this Rider.


THE COST OF THIS RIDER

      The charge for this benefit is shown in the Data Pages.

GENERAL PROVISIONS OF THIS RIDER

      Upon the occurrence of any of the following, this rider and any charge associated herewith will terminate: (i) the [Contract/Certificate] terminates, (ii) the Annuitant reaches the Contract Date Anniversary following his/her [85th] birthday, (iii) the [Contract/Certificate] is continued under the Beneficiary Continuation Option, if applicable, or
      (iv) the [Contract/Certificate] is annuitized including exercise of Guaranteed Minimum Income Benefit (also referred to as Living Benefit).

AXA EQUITABLE LIFE INSURANCE COMPANY
[OBJECT OMITTED]  [GRAPHIC OMITTED][GRAPHIC OMITTED]


/S/Christopher M. Condron                           /S/Pauline Sherman
-------------------------                           ------------------
Christopher M. Condron                              Pauline Sherman
Chairman and Chief Executive Officer                Senior Vice President,
                                                    Secretary and Associate
                                                    General Counsel




2003GMIB(rev1105)NLG                    4

                        GUARANTEED MINIMUM INCOME BENEFIT
                       TABLE OF GUARANTEED MINIMUM ANNUITY
                                PURCHASE FACTORS
                         FOR INITIAL LEVEL ANNUAL INCOME
                             [SINGLE LIFE] - [MALE]



                               PURCHASE FACTORS


 Election Age       Life Annuity with a Period Certain       Life Annuity
 ------------       ----------------------------------       ------------
                            NQ/[IRA]
   [60                         4.94                                5.15%
    61                         5.02                               5.26
    62                         5.11                               5.38
    63                         5.20                               5.51
    64                         5.30                               5.64
    65                         5.40                               5.79
    66                         5.50                               5.94
    67                         5.60                               6.10
    68                         5.70                               6.27
    69                         5.81                               6.45
    70                         5.91                               6.64
    71                         6.02                               6.84
    72                         6.12                               7.06
    73                         6.21                               7.28
    74                         6.31                               7.51
    75                         6.40                               7.76
    76                      6.50/6.69                             8.03
    77                      6.59/7.01                             8.31
    78                      6.66/7.38                             8.61
    79                      6.74/7.53                             8.93
    80                      6.81/7.67                             9.27
    81                      7.16/7.81                             9.64
    82                      7.57/7.93                            10.02
    83                         8.05                              10.43
    84                         8.60                              10.87
    85                         9.25                              11.34]

Other forms of annuities may be available.




2003GMIB(rev1105)NLG                    5